10.4    Employment Agreement with Chuck Pinkerton

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of this 20th day of July, 2010, by and between MARKETING WORLDWIDE CORP, a Nevada corporation, whose address is 2212 Grand Commerce Dr., Howell, Michigan 48855 (hereinafter referred to as "Employer") and Chuck Pinkerton, whose address is 2653 Cades Cove, Brighton, MI 48114 (hereinafter referred to as "Employee").

WITNESSETH

WHEREAS, Employer wishes to secure the employment of Employee upon the terms and conditions hereinafter set forth; and

WHEREAS, Employer is engaged in the business of the development, design, marketing and sale of automotive accessories to select global customers; and

WHEREAS, Marketing WorldWide is seeking employee’s services as its CEO, including services to instigate and supervise sales and marketing and general operations of the company.

WHEREAS, the business of the development, design and supply of automotive accessories to the customers is highly competitive and the success of Employer depends in great part of the development, maintenance and retention of its Trade Secrets (as defined in Paragraph 7); and

WHEREAS, Employer has compiled and continues to supplement its Trade Secrets; and

WHEREAS, the unauthorized use, disclosure or appropriation of Employer's Trade Secrets by Employee during or after Employee's employment with Employer would cause such irreparable damage to Employer that Employer has taken preventative measures, including the execution of this Agreement and similar agreements and the observance of operating practices designed to secure and restrict the dissemination of its Trade Secrets; and

WHEREAS, Employee acknowledges that the Trade Secrets to be disclosed to Employee during the course of employment are of such value and importance to Employer that it is reasonably necessary to restrict Employee from any business related contact or relationship whatsoever with certain Customers and employees of Employer and from disclosing, appropriating or using Employer's Trade Secrets without Employer's permission both during employment and thereafter, regardless of the reasons for termination of the employment relationship; and

WHEREAS, Employer and Employee wish to have an employment relationship on the basis of the premises recited above, the attached job description and according to the specific provisions set forth below;

NOW, THEREFORE, in consideration of the above recitals of fact (which recitals are hereby incorporated as covenants of the parties hereto) and the several promises, covenants and agreements hereinafter set forth, the parties agree as follows:

1.           Employment.  The Employer hereby employs Employee and Employee hereby accepts such employment, in accordance with the terms and conditions hereinafter set forth.

2.           Employment Term.  The term of this Agreement shall commence on July 20, 2010 ("Commencement Date") and shall terminate on July 20, 2011. ("Termination Date"), or on Employee's death or any other termination of this Agreement, whichever is first to occur.  If Employee continues employment beyond the termination date of Employee's contract and the parties hereto have not executed a subsequent Employment Agreement, such continued employment shall continue on the same terms and conditions as set forth in this Agreement, until the parties execute a new Employment Agreement.

3.           Duties and Responsibilities.  During the term of this Agreement, Employee will serve as CEO.  Employee will have the responsibility customarily associated with the position of a CEO in a publically traded company. Employee shall perform other services, especially in regards to sales and marketing and the general operations of the company as Employer may, at its sole and absolute discretion, deem necessary and appropriate in the furtherance of Employer's business and as specified in, but not limited to the job description.   Employee will report to the Board of Directors of the company. Employee agrees to adhere to all rules and policies established by Employer.

4.           Full-Time Effort/Extent of Service.  Employee agrees that he will at all times, faithfully, industriously and to the best of his ability, experience and talents, perform all of his duties and responsibilities hereunder and devote his full-time attention and energy to the business of the Employer.

5.           Compensation.  As compensation for services rendered under this Agreement:

(a)	The Employer shall pay Employee a salary of $5,000 per month, less withholding as required by law;
(b)	A signing bonus of 100,000 stock options vested in equal allocations over one year at an exercise price as of the date of grant.
(c)	Compensation will be reevaluated after the first 60 days and after 120 days and new compensation levels will be mutually agreed upon.
(d)	An additonal issuance of 1,000,000 shares after the second evaluation period of 120 days vesting in equal portions over two years.
(e)	Employee will be eligible to participate in the Management Stock Option Plan, the details of which will be mutually agreed upon and become part of this agreement
(f)	Employer may, in its sole and absolute discretion, pay Employee additional compensation (bonuses) for services performed in connection with this Agreement;
(g)	In addition to the Employee's Salary, the Employee shall be entitled to medical and vacation benefits as established by the company for all employees.

6.           Death During Employment.  If Employee should die during the term of this employment, the Employer shall pay to Employee's estate the compensation which would otherwise be payable to him up to the end of the month in which his death occurs.

7.           Confidentiality. Employee acknowledges and agrees that Employee will be performing certain services that involve access to confidential information concerning the Employer and its operations relating to design and development, customer lists or customer contacts, pricing formulas, internal business forms, technical procedures, services, marketing strategies or plans of the Employer or its clients, matters of a technical or business nature, which the Employer has expended substantial resources in developing and cultivating ("Trade Secrets"), Employee agrees that he shall not, either during the term of this Agreement or anytime thereafter, use or disclose any Trade Secrets of Employer or any other proprietary information, knowledge or data concerning the operations, business affairs or practices of the Employer, its clients and others doing business with it.

8.           Breach of Trust.  Employee acknowledges that he will learn and come in contact with certain proprietary information or facilities that Employer considers Trade Secrets.  Employee understands that if, either during employment or anytime thereafter, Employee discloses to others or uses for Employee's own benefit or copies or makes notes of any of these Trade Secrets and disseminates or uses the same, such conduct will constitute a breach of the confidence and trust bestowed on Employee by Employer and which may result in Employee being liable to Employer for damages.

9.           Business Records.  Employee agrees that all documents, reports, memoranda, files, manuals, books, writings, materials, computer software programs, disks and other data storage or processing media, and all copies thereof, which contain any confidential information (collectively "Business Records") are the sole and exclusive property of the Employer and shall remain as such upon termination of Employee's employment with Employer (regardless of whether such business records were created, modified or developed, in whole or in part, by Employee).  At no time during Employee's employment with the Employer or following the termination thereof, shall Employee have any right or privilege of copying or obtaining any Business Records for any purpose whatsoever and no Business Records shall be removed from the office of the company, without the prior written consent of the president of Employer.

10.         Authorization.  Employee authorizes Employer to perform a back ground check on employee, conducted by a professional service company and agrees to supply references to employer on request.

11.         Covenant Not to Compete.  Employee agrees that during the term of Employee’s employment and for an eighteen (18) months period following the termination of his employment, he will not, for any reason whatsoever, directly or indirectly (whether as an employee, agent, representative, consultant, independent contractor or in any capacity of another company or otherwise) (i) contact, solicit or attempt to solicit, any client, customer, agent, representative or employee of the Employer, (ii) perform the same or similar services performed by Employer for any of Employer’s current customers or former customers for whom Employer has performed such services, or (iii) otherwise interfere with or attempt in any manner to disrupt any relationship or agreement between the company and any of its clients, customers, employees, agents, representatives or others doing business with the company.

12.         Termination of Employment.  Employee agrees and understands that his employment with the Employer is and shall always remain "AT WILL."  This means that the company, after the end of the first term, may terminate Employee's employment at any time, with or without cause with a two (2) week notice, for any or no reason whatsoever.  During the first four (4) months of the agreement, either party may terminate this agreement with seven (7) day notice and without cause. Nothing in this Agreement shall be construed to require the Employer to terminate the Employee's employment for "just cause."  Employee acknowledges and understands that under no circumstances whatsoever shall verbal statements made by any individual employed by or affiliated with Employer, including without limitation, the owner, president, chairman of the board of directors or any other individual, alter or in any way modify the "at will" nature of Employee's employment.  Employee further acknowledges that the only allowable method to alter, change or modify the "at will" nature of this Employment Agreement and Employee's employment with Employer is through the mutual assent of Employer and Employee in writing.  No representative of the company has the authority to enter into any agreement or promise to employ Employee on any terms and conditions different from those set forth herein, except the president of the company and then only when done so by written agreement signed by the president and employee.

13.         Rights of Employee Upon Termination.  In the event that Employee is terminated, Employee shall only be entitled to receive the unpaid salary accrued to the date of termination.  The amounts paid to Employee by Employer shall be as full settlement of its obligations to Employee hereunder.

14.         Forfeiture of Benefits.  In the event Employee breaches any provision of this Agreement, Employee will forfeit his right to further participation in any of Employer's benefit packages or plans.  This provision shall not be construed and is not intended to be a limitation upon any other remedy that Employer may have for breach of this Agreement.

15.         Damages for Breach of Contract.  In the event of a breach of this Agreement by either the Employer or the Employee resulting in damages to the other party, such party may recover from the party in breach hereof any and all damages that may be sustained, including actual, reasonable attorney fees and court costs.

16.         Assignment.  The parties agree that this Agreement is personal to the Employer and that Employee cannot assign Employee's interest in this Agreement.  The parties further agree that Employer may assign its interest in this Agreement upon notification of the same to Employee.

17.         Enforceability. The Employee expressly agrees and acknowledges that a loss arising from a breach of any provision under Paragraphs 7, 8, 9, or 10 may not be reasonably and equitably compensated by money damages.  Therefore, the Employee agrees that in a case of any such breach, the Employer shall be entitled to injunctive and/or other extraordinary relief in order to prevent the Employee from engaging in any of the foregoing prohibited activities, which relief shall be cumulative and in addition to any and all other additional remedies to which the Employer may be entitled to at law or equity.  In the event that any court of competent jurisdiction shall determine that any part or all of the provisions of Paragraphs 7, 8, 9, or 10 are unenforceable or invalid due to the scope of the activities restrained, the geographical extent of the restraints imposed, the duration of the restraints imposed, or otherwise, the Parties hereby expressly intend, agree and stipulate that under such circumstances, the provisions of Paragraph 7, 8, 9, or 10 shall be enforceable to the fullest extent and scope permitted by law and that the Parties shall be bound by any judicial modifications to the provisions therein which said court of competent jurisdiction may make in order to carry out the intentions of the Parties as provided herein.

18.         Counsel/Ambiguity.  Each party hereto agrees, represents and acknowledges that such party (i) is entering into this Agreement voluntarily, after and due consideration, (ii) has read this Agreement and the Exhibits and documents delivered concurrently herewith and fully understands all the terms and conditions thereof and the ramifications and consequences of same, and (iii) has received the advice and counsel of such party's own attorney prior to entering into this Agreement and any Exhibits and documents delivered concurrently herewith.

19.         Severability.  It is agreed that if any part, term or provision of this Agreement is held by the courts or any other governing tribunal to be illegal or in conflict with any law, rule or regulation then, the validity of the remaining portions or provisions shall not be affected and the rights and obligations of both parties hereto shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be invalid.

20.         Notices.  All notices given shall be in writing and shall be sent by registered or certified mail to the parties at their respective addresses set forth above or such other addresses as either party may make known to the other.

21.         Entire Agreement.  This Agreement embodies the entire agreement between the Employer and Employee.  There are no other promises, terms, conditions or obligations other than those contained herein and this Agreement shall supersede all previous communications, representations or agreements, either verbal or written, between the parties hereto or their agents.

22.         Captions.  The captions contained in this Agreement are for reference only and do not form a substantive part of this Agreement and shall not restrict or enlarge the substantive provisions of this Agreement.

23.         Written Modification.  There shall be no modification of this Agreement, except in writing, and executed with the same formalities as this Agreement.  No persons other than Employer and Employee shall have authority to agree to modify or change this Agreement.

24.         Choice of Forum.  The parties agree that all actions arising directly or indirectly out of this Agreement shall be litigated only in the United States District Court - Eastern District of Michigan or the Wayne County, Michigan Circuit Court, and the parties hereby consent to the jurisdiction and venue of those courts over the parties to this Agreement.

25.         Law Governing.  It is mutually understood and agreed that this Agreement shall be governed and construed in accordance with the laws of the State of Michigan both as to interpretation and performance.

("Employer")   MARKETING WORLDWIDE CORP

By:	/S/ Michael Winzkowski
Michael Winzkowski, President

("Employee")	/s/ Chuck Pinkerton
Chuck Pinkerton

APPEDIX A
Job Description

Typical responsibilities of a CEO